HEI Exhibit 4
09/07/2022
Letter Amendment to Change Investment Options with respect to the plans specified below (the "Plans")

Legal Plan Name (as specified in the service agreement)	Fidelity Plan Number	Plan Type (reference only)
Hawaiian Electric Industries Retirement Savings Plan	56566	401K
American Savings Bank 401(k) Plan	75615	401K
This letter, along with its attachments (collectively, the "Letter"), relates to the Plans and is made pursuant to the Master Trust Agreement for the Plans entered into between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company ("Fidelity") dated as of September 4, 2012, and amended by a First Amendment effective March 1, 2015, by a Second Amendment effective January 1, 2018, by a Third Amendment effective July 1, 2018, by a Fourth Amendment effective June 26, 2019, by a Fifth Amendment effective March 1, 2020, and further amended by letters of direction executed by Sponsor and Fidelity which specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Agreement”). Sponsor and Fidelity (the “Parties”) intend and agree that this Letter shall constitute a further amendment to the Agreement to the extent the direction contained herein modifies the investment options available under the Plans.
Direction. Sponsor hereby (i) directs Fidelity to act in accordance with the following attachments, and (ii) acknowledges its receipt and understanding of, and agreement with, all included terms and disclosures:
•Attachment A - Summary of Additions to Plan Investments
•Attachment B - Summary of Removed Plan Investment(s)
•Attachment C - Additional Terms and Disclosures
•Attachment D - Strategy to Communicate Changes
Sponsor Affirmation. Sponsor affirms that the Hawaiian Electric Industries, Inc. Pension Investment Committee (the “Named Fiduciary”) (i) is capable of evaluating investment risks independently, and (ii) has exercised independent judgment for all decisions concerning the Plans' investment line-up and investment strategies, including, but not limited to, evaluations of information provided by Fidelity or its affiliates.
Time is of the Essence. Sponsor must deliver this signed Letter to Fidelity on or before 09/12/2022. Upon receipt of Sponsor's properly signed Letter, Fidelity will begin implementation.
Authorization. The undersigned represent that they are authorized to execute this Letter on behalf of the respective Parties. Notwithstanding any contradictory provision of the Agreement, each of the Parties may rely without duty of inquiry on the foregoing representation.
Importance of Review. The Named Fiduciary will promptly review any reports Fidelity may from time to time provide, including reports posted to Plan Sponsor Workstation, and notify Fidelity as soon as it becomes aware of any errors and/or omissions.
Sponsor understands that Fidelity (i) is available to discuss and explain any of the terms herein before Sponsor provides the completed form to Fidelity, and (ii) will remain available to review the actions taken based on the directions provided.
Sponsor recognizes the importance of changes to a Plan's investment choices and the significant risks (financial and otherwise) associated with any incorrect actions in this regard. Sponsor confirms that it (i) has read this Letter fully, (ii) has sought clarification if and where necessary, and (iii) understands its terms. Sponsor is solely responsible for any incomplete, inaccurate or inconsistent information supplied to Fidelity by Sponsor or its consultants or other designees.

Fidelity Confidential Project Number W696674-08JUL22

Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B.
By: Hawaiian Electric Industries, Inc. Pension Investment Committee
By:_/s/ Paul Ito___________________________     By:_/s/ Kurt Murao_________________________
(Signature of Authorized Individual)             (Signature of Authorized Individual)
Name: Paul K. Ito                     Name: Kurt K. Murao
Title: Chairman                         Title: Secretary
Date: _9/7/2022___________________________     Date: _9/7/2022___________________________
A copy of the Letter will be returned to Sponsor after it has been countersigned by Fidelity.
Agreed to and accepted by:
Fidelity Management Trust Company
By:_/s/ Kevin Wright___________
(Signature of Fidelity Authorized Individual)
Name:_Kevin Wright___________
(Printed Name)
Title:_Director - Implementations__
Date:_9/8/2022_______________

Fidelity Confidential Project Number W696674-08JUL22

Attachment A - Summary of Additions to Plan Investments
A.Added Investments
The funds listed below will be added after 4:00 PM ET on the business day immediately preceding the Live Date.

Plan #	Live Date	Ticker/ Cusip	Legal Fund Name	Fidelity Code	Redemption/ Short-Term Trading Fees
56566	11/1/2022	HARSX	Carillon Eagle Mid Cap Growth Fund Class R5	OK2K	N/A
75615	11/1/2022	HARSX	Carillon Eagle Mid Cap Growth Fund Class R5	OK2K	N/A
References to "Fidelity Codes" in this document are used to identify the fund on Fidelity's system and Fidelity is not requesting Sponsor to confirm such codes.
Because of the number of funds/options available and the similarity among many of their names, the possibility for oversight or error is high. Fidelity requires therefore that you take the time to confirm the exact fund/investment name, share class, Ticker/CUSIP, the timing of the additions, and all other information specified above and indicate that you have confirmed that each investment option specified is correct after a word-for-word check.
Please initial here to confirm the above additions: ACM
B.Restrictions
All added investment options will be opened for all money-in and money-out, Rebalance, Investment Election transactions, and will not be restricted from any transaction.
Please initial here to confirm the above restriction(s): ACM
C.Investment-Specific Acknowledgments
1.Sponsor Electronic Prospectus Delivery Election.  In lieu of receiving a printed copy of the prospectus for each Fidelity and Non-Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund, Sponsor hereby consents to receiving such documents electronically. The Named Fiduciary shall access each prospectus as described below after receiving notice from Fidelity that a current version is available online at a website maintained by Fidelity or its affiliate. Sponsor acknowledges that on the effective date of this Letter amendment, prospectuses are on Fidelity NetBenefits at https://nb.fidelity.com/public/nb/401k/home/library. Fidelity may from time to time notify Sponsor that prospectuses are available at alternative website locations. The Named Fiduciary represents that it has accessed each such prospectus by the effective date. In the event a prospectus for a Plan investment option cannot be accessed, the Named Fiduciary will contact Fidelity to receive (or if applicable to ensure the Named Fiduciary's receipt of) the prospectus. Fees paid directly to any Fidelity affiliate by non-Fidelity mutual fund vendors will be posted and updated quarterly on Plan Sponsor Webstation at http://psw.fidelity.com or a successor site.
Please initial here to confirm and agree to the above Investment-Specific Acknowledgments: ACM

Fidelity Confidential Project Number W696674-08JUL22

Attachment B - Summary of Removed Plan Investment(s)
A.Removed Investments and Mapping
As indicated in the chart below, the Plans specified will be (i) redirecting future contributions, or (ii) reallocating the balances in frozen funds in the Plans (whether frozen within this or a previous direction), or (iii) both. "Redirecting" means freezing and redirecting contributions with respect to the "From" fund specified. "Reallocating" means transferring fund balances from the "From" fund specified to the "To" fund specified.
Redirecting and Reallocating will become effective as of the market close (generally 4:00 PM ET) on the applicable dates specified below.

Plan #	Indicate "Redirection", "Reallocation" or "Both"	Re-Direct Trade Date	Re- Allocate Trade Date	Fidelity (FROM) Code & Ticker/ Cusip	From Legal Name		To Legal Name	Fidelity (TO) Code & Ticker/ Cusip	Redemption/ Short-Term Trading Fees on From Fund
56566	Both	11/1/2022	11/1/2022	OKJY FISGX	Nuveen Mid Cap Growth Opportunities Fund Class I	]	Carillon Eagle Mid Cap Growth Fund Class R5	OK2K HARSX	N/A
75615	Both	11/1/2022	11/1/2022	OKJY FISGX	Nuveen Mid Cap Growth Opportunities Fund Class I	]	Carillon Eagle Mid Cap Growth Fund Class R5	OK2K HARSX	N/A
References to Fidelity "Codes" in this document are used to identify the fund on Fidelity's system and Fidelity is not requesting Sponsor to confirm such codes.
Because of the number of funds/options available and the similarity among many of their names, the possibility for oversight or error is high. Fidelity requires therefore that you take the time to confirm the exact fund/investment name, share class, Ticker/CUSIP, the timing of the changes, and all other information specified above and indicate that you have confirmed that each investment option specified is correct after a word-for-word check.
Please initial here to confirm: ACM
B.Restrictions
1.All of the "From Fund" investment options will be closed for all money-in and money-out transactions and will be restricted from all transactions.
Please initial here to confirm above restriction(s): ACM

Fidelity Confidential Project Number W696674-08JUL22

Attachment C - Additional Terms and Disclosures
I. Additions To Plan Investment(s)
A.Performance
Fund Performance will be made available to Plan Participants on NetBenefits and on Statements and is also available through a Customer Service Representative. Fidelity displays certain investment-performance-related and holdings-based data for investment products on NetBenefits that may be based on data received from various third-party sources including but not limited to Morningstar, LLC, investment managers, trustees or plan sponsors. Depending on such source and type of underlying data and the particular investment product, information may not be available or updated on NetBenefits for several days after receipt; for custom investment options where past performance is not available, at least thirty days may be required for performance history to be generated and calculated.
The following Standard Performance will be made available, where applicable
•1, 3, 5, 10 Year Average Annual
•Life Of Fund Average Annual
•3 Month Cumulative
•Year-To-Date Cumulative
•52 Week High
•52 Week Low
B.     Distribution And Fee Redemption Methodology
The new funds will be added to the redemption methods for all withdrawals, loans and/or fee processing, as currently provided in the Master Trust Agreement and Plan Administration Manual.
•For redemption methods and/or fee processing using hierarchal method, the new funds will be added in the last position and/or,
•For redemption methods and/or fee processing using a pro-rata method, the new funds will be added to the list.
II. Removed Plan Investment(s)
A.Liquidations
All assets will be liquidated and processed as a cash transaction.
Real Time Traded Stock Restrictions
The Plans offers Real Time Traded Stock. Exchanges out of HEI Common Stock (RT3N & RT3L) into funds listed in the "From Fund" column above will be restricted after 4:00 PM ET on 10/28/2022.
Please notify your Fidelity Implementation Project Manager if you have any questions regarding the above Additional Terms and Disclosures.

Fidelity Confidential Project Number W696674-08JUL22

Attachment D - Strategy to Communicate Changes
Sponsor requests that Fidelity draft the fund change notification for the Named Fiduciary's review and approval. The Named Fiduciary has confirmed that all status codes should be included with the fund change notifications. Fidelity will distribute the approved fund change notification electronically, via email and NetBenefits and via print to Participants for whom electronic delivery cannot occur. Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by the Named Fiduciary or unless the Named Fiduciary fails to approve notification with sufficient time for Fidelity to so distribute. The Named Fiduciary has considered whether the directions herein implicate the Sarbanes-Oxley Act of 2002 and, to the extent implicated, has determined that any applicable requirements have been or will be satisfied.
Please notify your Fidelity Communications Consultant if you have any questions regarding this section.

6 Fidelity Confidential Project Number W696674-08JUL22

Fidelity Confidential Project Number W696674-08JUL22